UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
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☐ Soliciting Material under §240.14a-12

MetroPCS Communications, Inc.
(Name of Registrant as Specified In Its Charter)

P. Schoenfeld Asset Management LP P. Schoenfeld Asset Management GP LLC Peter M. Schoenfeld
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 28, 2013, P. Schoenfeld Asset Management LP issued the following press release:

ISS RECOMMENDS PCS SHAREHOLDERS

VOTE AGAINST METROPCS/T-MOBILE TRANSACTION

•                  PSAM and ISS agree that PCS shareholders will receive superior value through an independent, stand-alone structure

NEW YORK, March 28, 2013/PRNewswire/ - P. Schoenfeld Asset Management LP (“PSAM”) said today it is very pleased that Institutional Shareholder Services Inc. (“ISS”), the leading provider of corporate governance services to institutional shareholders, has recommended PCS shareholders vote AGAINST the proposed transaction between PCS and T-Mobile USA, Inc. (the “Proposed Transaction”) using the WHITE proxy card.  PSAM and its investment advisory clients together own shares of MetroPCS Communications, Inc. (“PCS” or the “Company”) valued at approximately $100 million at current prices, or approximately 2.5%.

PSAM responded to the ISS report saying, “We are extremely pleased that ISS recognizes the Proposed Transaction between MetroPCS and T-Mobile (the “Combined Company”) is not in the best interests of PCS shareholders and that the merger would place undue risk on PCS shareholders and not provide them the proper value they deserve. Our only agenda has been and will continue to be to urge our fellow shareholders to reject an unfair transaction and focus on shareholder value.”

As stated by ISS in its report, “Absent merging with T-Mobile, PCS will have enough cash on its balance sheet to dedicate to new spectrum and could continue operating as a stand-alone company. It may well, as many commentators have suggested, have additional M&A opportunities in the offing, given its attractive assets.”

“We concur with the ISS report that potential strategic alternatives available to the Company, such as PCS remaining a standalone company, would be the best outcome for PCS and its shareholders, while remaining open to alliances and relationships that would maximize shareholder value,” said PSAM.

ISS concluded its report by stating, “In light of the negative market response to this transaction (shares are down 14.4% since announcement), the lower equity split than justified by the contribution of PCS to the combined entity, and the potential for PCS to continue to thrive as a stand-alone company, shareholders should vote AGAINST this transaction.”

ISS raised the following additional concerns regarding the Proposed Transaction in its independent report to PCS shareholders:

•                  Ongoing PCS insider share sales are troubling;

•                  Transaction terms require PCS shareholders to give up control and balance sheet flexibility to Deutsche Telekom, under whose control T-Mobile has vastly underperformed;

•                  Realization of transaction cost synergies is highly uncertain due to the extensive time period required;

•                  PCS management’s lack of transparency regarding details of the transaction are concerning;

•                  The $1.5 billion deduction for the purchase of spectrum is not a loss in value, as PCS’s adjustments assume;

•                  The interest rate on the Deutsche Telekom (“DT”) notes is too high and will reduce the Combined Company’s free cash flow;

•                  The Proposed Transaction negotiations consistently slanted in DT’s favor and were not revised in PCS’s favor after the Company reported a strong Q2 2012; and

•                  The Combined Company will find it challenging to meet the financial targets presented by PCS management.

PSAM today reiterated its proposal, previously communicated to the PCS Board by letter on March 22, 2013, that the Company delay the Annual Meeting until late June 2013 and provide a two-week period following the Special Meeting in which PCS shareholders can put forth proposals and director nominations.

To read PSAM’s detailed white paper regarding the Proposed Transaction, as well as its definitive proxy statement, letters to the PCS Board of Directors, letters to PCS shareholders, and published press releases, please go to: http://www.innisfreema.com/pcs/

On March 12, 2013, P. Schoenfeld Asset Management LP, P. Schoenfeld Asset Management GP LLC and Peter M. Schoenfeld  (collectively, the “PSAM Group”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement (the “Definitive Proxy Statement”) relating to the solicitation of proxies by the PSAM Group from stockholders of MetroPCS Communications, Inc. (“MetroPCS”) in connection with the special meeting of stockholders to be held on April 12, 2013 to vote upon matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc.   STOCKHOLDERS OF METROPCS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC RELATING TO SUCH SOLICITATION CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH SOLICITATION. The Definitive Proxy Statement and form of WHITE proxy card will be furnished to some or all of the stockholders of MetroPCS and will, along with other relevant documents filed with the SEC, be available free of charge at the SEC’s website at http://www.sec.gov. In addition, the PSAM Group will provide copies of the Definitive Proxy Statement and accompanying WHITE proxy card without charge upon request.

About PSAM

P. Schoenfeld Asset Management LP (together with its affiliates, “PSAM”) was founded by Peter M. Schoenfeld and has been providing investment advisory services since 1997.  PSAM invests on behalf of its clients in both equity and credit securities in global event driven opportunities, including: international consolidations, corporate restructurings, spin-offs, divestitures, and stressed and distressed credits.  PSAM has offices in New York and London, which are registered with the SEC and authorised and regulated by the FSA, respectively.

For Investor Inquiries:

Arthur Crozier/Scott Winter

Innisfree M&A Incorporated

(212) 750-5833

For Media Inquiries:

Steve Bruce/Catherine Jones

ASC Advisors

(203) 992-1230

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